Exhibit 10.2

SPARTANNASH COMPANY

PHANTOM STOCK AWARD AGREEMENT

1.Purpose.

The purpose of this SpartanNash Company Phantom Stock Award Agreement (the “Agreement”) is to provide Dennis Eidson (the “Participant”), Interim President and Chief Executive Officer of SpartanNash Company (the “Company”), with Phantom Stock Awards, as described herein, with respect to common stock of the Company (“Common Stock”).  The Phantom Shares (as defined below) are being provided to Participant in lieu of Common Stock, and the intent of the Company is to provide to the Participant the same economic and after-tax benefits that Participant would have received if Participant had received an award of Common Stock (including dividends on such Common Stock).  The purpose of this Agreement is to encourage the Participant to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and to align the economic interests of the Participant with those of the Company’s shareholders.  The Company and the Participant are parties to an Employment Agreement, effective August 9, 2019, that entitles the Participant to grants of phantom stock awards in connection with his employment with the Company (the “Employment Agreement”) and the Company and the Participant agree that this Agreement fully satisfies the Company’s obligations with respect to such phantom stock awards.

2.Phantom Stock Awards.

(a)Grants.

(i)

Subject to the terms and conditions set forth herein, effective as of October 4, 2019, the Company hereby grants to the Participant an initial award of 101,010.10 hypothetical shares of Common Stock (“Initial Award”).

(ii)

Provided that the Participant continues to be employed as of November 7, 2019, February 6, 2020, May 7, 2020 and August 6, 2020, respectively (each such date, an “Incentive Quarter End Date”), the Participant shall be granted a follow-on award on each Incentive Quarter End Date for a number of hypothetical shares of Common Stock determined by dividing $430,000 by the closing sales price of a share of Common Stock on the trading date immediately preceding such Incentive Quarter End Date (“Follow-On Awards,” and together with the Initial Award, the “Phantom Stock Awards”).

(iii)

If the Participant’s termination of employment with the Company occurs before any Incentive Quarter End Date on account of (A) a termination of employment by the Company without Cause (as defined in the Employment Agreement), (B) a termination of employment by the Participant for Good Reason (as defined in the Employment Agreement), (C) a termination of employment by the Company on account of the Participant’s Disability (as defined in the Employment Agreement), (D)

a termination of employment on account of the Participant’s death (each of (A), (B), (C) and (D) is referred to herein as a “Qualifying Termination”), or Executive’s employment terminates 30 days after the date that a new Chief Executive Officer commences employment, then on the Qualifying Termination date or the termination date that is 30 days after the date that a new Chief Executive Officer commences employment with the Company, the Participant will be granted a pro-rata Follow-On Award for the Incentive Quarter (as defined in the Employment Agreement) in which the termination occurs. The number of hypothetical shares of Common Stock subject to the pro-rata Follow-On Award will be determined by multiplying $430,000 by a fraction, the numerator of which is the number of days the Participant was employed during the Incentive Quarter and the denominator of which is the number of days in the Incentive Quarter, and dividing the product by the closing sales price of a share of Common Stock on the trading date immediately preceding the applicable termination date.

(iv)

For purposes of this Agreement, each hypothetical share of Common Stock subject to a Phantom Stock Award shall be referred to herein as a “Phantom Share.”  Each Phantom Share represents the right of the Participant to receive a cash amount equal to the value of a share of Common Stock, subject to the terms of this Agreement.  If the requirements of this Agreement are met, the Participant shall be entitled to receive cash payments in accordance with Section 3(e) below.  The Company shall establish and maintain a non-interest bearing bookkeeping account for the Participant and shall record in such account the number of Phantom Shares granted to the Participant.  No shares of Common Stock shall be issued to the Participant under this Agreement, and the Participant shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to the Phantom Stock Awards.

(b)Vesting.

(i)

The Phantom Shares shall vest in full on the earlier to occur of (A) August 8, 2020 and (B) the date that is 30 days following the employment commencement date of a new Chief Executive Officer of the Company (such earlier date, the “Scheduled Vesting Date”), provided that the Participant continues to be employed by the Company through the Scheduled Vesting Date. For purposes of this Agreement, “Retirement” means attainment of age 55 and the Participant’s continuous employment with the Company until the Scheduled Vesting Date.

(ii)

Notwithstanding the provisions of Section 2(b)(i) above, if the Participant’s termination of employment with the Company occurs before the Scheduled Vesting Date on account of a Qualifying Termination, then the Phantom Shares that have been granted to the Participant, including any Phantom Shares granted pursuant to Section 2(a)(iii), shall vest in full as of such Qualifying Termination date.

(c)Dividend Equivalents.

(i)

If on any date before the Phantom Shares are fully vested in accordance with Section 2(b) above or forfeited in accordance with Section 2(d) below, while the Participant is employed by the Company, there occurs a record date for a cash dividend with respect to the Common Stock, then the Participant shall receive a cash payment equal to the product of (x) the number of Phantom Shares granted on or prior to such record date and (y) the per share cash amount of such dividend (“Dividend Amount”).

(ii)

In addition, except in the event of a termination of employment by the Company for Cause or a termination of employment by the Participant without Good Reason, the Participant shall receive a cash payment equal to the product of (x) the per share cash amount of the next cash dividend declared after the Participant’s termination of employment and (y) the number of Phantom Shares granted on or prior to the declaration date for such dividend (“Additional Dividend Amount”).

(iii)	Dividends and distributions other than cash dividends, if any, may result in an adjustment pursuant to Section 2(f), rather than under this Section 2(c).

(d)Forfeiture.  If the Participant’s employment with the Company is terminated by the Company for Cause or by the Participant without Good Reason prior to the Scheduled Vesting Date, the Participant shall forfeit all unvested Phantom Shares.

(e)Payment.  The vested Phantom Shares shall be paid in cash within 14 days following the earlier of a Qualifying Termination or the Scheduled Vesting Date.  The cash amount will be determined by multiplying the closing sales price of a share of Common Stock on the date of the Scheduled Vesting Date or Qualifying Termination, as applicable, by the number of vested Phantom Shares. Any Dividend Amount payable pursuant to Section 2(c)(i) above will be paid in cash at the same time and subject to the same terms as the cash dividend paid on Common Stock to which it relates, and in any event within 14 days after the dividend record date to which it relates.  The Additional Dividend Amount will be paid within 14 days after the dividend declaration date to which it relates and in no event later than March 15 of the calendar year following the calendar year in which the Participant’s termination of employment occurred.

(f)Adjustments.

(i)

Stock Dividends and Distributions.  If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Phantom Stock Awards shall be adjusted by the Committee (as defined in Section 3(a) below) in such manner and at such time as shall be equitable under the circumstances.

(ii)

Other Actions Affecting Common Stock. If there occurs, other than as described in Section 2(f)(i), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board of Directors of the Company (the “Board”) that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the Phantom Stock Awards shall be adjusted by the Committee in such manner and at such time as shall be equitable under the circumstances.  It is intended that in the event of any such transaction, the Phantom Stock Awards shall entitle the Participant to receive, in lieu of or in addition to the cash value of shares of Common Stock, the cash value of any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, the Participant shall have only the right to receive, in lieu of or in addition to, the cash value of shares of Common Stock, the cash value of such other securities, money and/or other property as provided by the adjustment.

3.Administration by Committee.  This Agreement shall be administered and interpreted by the Compensation Committee (the “Committee”) of the Board consistent with the terms of this Agreement.  The Committee may delegate authority to one or more subcommittees or individuals, as it deems appropriate, including the Company’s Chief Human Resources Officer.  The Board may take all actions of the Committee under this Agreement.  To the extent that the Board, Committee, subcommittee or individual administers the Agreement, references in the Agreement to the “Committee” shall be deemed to refer to the Board, Committee, subcommittee or other individual.

4.Withholding of Taxes.  The Phantom Stock Awards shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Company shall have the right to deduct from amounts paid with respect to the Phantom Stock Awards, or from other wages paid to the Participant, any federal, state or local taxes required by law to be withheld with respect to the Phantom Stock Awards.

5.Transferability.  The Participant may not transfer any rights, benefits or interests under this Agreement to any other individual, person, trust, or entity except, in the event of the death of the Participant, by will or by the laws of descent and distribution, and any attempt to do so in violation of this Agreement shall not be given effect.  The Participant may not pledge, assign, or hypothecate the Phantom Stock Awards or use the Phantom Stock Awards as collateral.

6.Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the amendment, waiver, modification,

or discharge is authorized by the Committee and is agreed to in writing by the Participant and a representative of the Committee (other than the Participant).

7.Governing Document.  The Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein, and no other statements, representations, explanatory materials or examples, oral or written, may amend the Agreement in any manner.  The Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof, but will be interpreted in a manner consistent with the Employment Agreement describing the Phantom Stock Awards.  This Agreement shall be binding upon and enforceable against the Company and its successors and assigns.

8.Unfunded Agreement.  This Agreement shall be unfunded, and the Participant’s rights under the Agreement are those of a general creditor of the Company.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the Phantom Stock Awards under this Agreement.

9.Limitation on Participant and Company Rights.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Participant any rights to continued employment with the Company or any other employment rights.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Participant any individual rights as a shareholder of the Company or any of its affiliates.  Neither this Agreement nor any action taken hereunder shall be construed as limiting the Board’s authority to take all such actions as it deems appropriate with respect to the operations and management of the Company and transactions involving the Company.  The award of Phantom Shares to the Participant pursuant to this Agreement shall not impact the prior award or vesting of Common Stock or other incentive compensation previously awarded to Participant associated with his prior employment with, or current Board service to, the Company.

10.Miscellaneous.

(a)Compliance with Law.  The Agreement and the obligations of the Company under the Agreement shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  The Board may modify the Agreement and the Phantom Stock Awards to bring them into compliance with any valid and mandatory government regulation.

(b)Section 409A Compliance.  This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, or an exemption (specifically, the short term deferral exemption of section 409A), and shall in all respects be administered in accordance with section 409A.  Distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A or an exemption.  Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if Executive is considered a “specified employee” for purposes of section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the amount shall be paid in a lump-sum payment within ten days after the end of the six-month period or within 30 days following the date of the Participant’s death, if earlier.  In no event may Executive, directly or indirectly, designate the calendar year of a payment.  For purposes of section 409A, each payment hereunder shall be treated as a separate payment.  The Participant shall be solely responsible for the tax consequences of the Phantom Stock Awards, and in no event shall the Company have any responsibility or liability with respect to taxation under section 409A. Although the Company intends to administer the Plan to prevent taxation under section 409A, the Company does not represent or warrant the Phantom Stock Awards hereunder comply with any provision of federal, state, local or other tax law.

(c)Company Policies.  This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

(d)Not Compensation for Benefit Plans.  The Phantom Stock Awards are not to be considered compensation for purposes of calculating pensions or other benefits unless the terms of a pension or other benefit plan, program or agreement specifically provides that the Phantom Stock Awards will be considered in the calculation of such benefits.

(e)Governing Law.  The validity, construction, interpretation and effect of the Agreement shall be governed and construed by and determined in accordance with the laws of the State of Michigan, without giving effect to the conflict of laws provisions thereof.

(f)Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile or as a “pdf” or similar attachment to an email), each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SPARTANNASH COMPANY

By: /s/ Yvonne Jackson

Name: Yvonne Jackson

Title: Chair, Compensation Committee

Date: October 4, 2019

The Participant hereby agrees to be bound by the terms of this Agreement.

PARTICIPANT:

/s/ Dennis Eidson

Dennis Eidson

Date: October 4 2019